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                                                                   EXHIBIT 10.14

                              INVENTA CORPORATION

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


     This Employment and Noncompetition Agreement (the "Agreement") is made by and between Inventa Corporation, a California corporation (the "Company") and Ashok K. Santhanam ("Executive") as of May 11, 1998.

                                   RECITALS

     A. The Company desires to have Executive's active services as President and Chairman of the Board of the Company for the period set forth in this Agreement.

     B. The Company and the Executive are parties to a Severance Agreement dated January ___, (the "Severance Agreement").

     C. The Company and Executive desire to enter into this Agreement on the terms and conditions set forth in this Agreement and that this Agreement supersede the Severance Agreement in its entirety so that the Severance Agreement shall be null and void.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of Executive's continued employment by the Company, the parties hereto agree as follows:

     1.   Duties and Scope of Employment
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          (a)  Duties. The Company shall employ Executive to render services to
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the Company. Executive agrees that he will devote his full business time and efforts to the business of the Company, excluding reasonable vacation and sick leave in accordance with the Company's policies. In the course of Executive's employment, Executive shall perform the duties of President and Chairman of the Board of the Company under the direction of the Board of Directors. On the date of hire by the Company of a Chief Executive Officer, Executive shall resign as President of the Company but shall remain Chairman of the Board of Directors. No other term or provision of this Agreement will otherwise be affected.

          (b)  Term of Employment. Executive's employment with the Company
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pursuant to this Agreement shall be effective January 1, 1998 (the "Effective
Date") and shall continue until terminated in accordance with this Agreement.
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     2.   Compensation
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          (a)  Base Compensation. The Company shall pay the Executive as
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compensation for his service a base salary at the annualized rate of $160,000
("Salary") effective March 1, 1998. Such Salary shall be reviewed at least annually and not later than January 31 of each calendar year hereafter during the Employment Period and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board of Directors in consultation with Executive. Any increase to Executive's Salary shall be retroactively applied as of January 1 of the applicable calendar year. Such Salary shall be paid periodically in accordance with normal Company payroll. The annual compensation (including bonus and benefit amounts pursuant to Section 2(b) and (c) below) specified in this Section 2(a), together with any increases in such compensation that the board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation."

          (b)  Bonuses. In addition to Executive's base salary, Executive shall
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be entitled to receive an annual performance bonus (the "Performance Bonus") in the maximum amount of $90,000 to be paid on January 15 of each calendar year hereafter, subject to the satisfaction of certain performance goals mutually determined and reviewed by the Board of Directors in consultation with Executive, or in the event of Executive's death or disability, in consultation with Executive's estate or legal representative, as the case may be. The Performance Bonus shall be subject to annual review and increase by mutual agreement, provided that Executive is employed by the Company on such dates.

          (c)  Executive Benefits. The Executive shall be eligible to
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participate in the Executive benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

          (d)  Car Payments. During the Employment Period and any renewal
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thereof, the Company shall pay the lease payments on the Executive's current or subsequent car. To the extent that such car is used for other than the Company's business purposes, Executive shall report such use to the Company and the extent of such personal use shall be treated as compensation to the Executive.

          (e)  Expenses During Employment. The Company shall reimburse the
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Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by the Executive in the performance of his services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

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     3.   Termination of Employment
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          (a)  By Death. The Employment Period shall terminate automatically
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upon the death of the Executive. In such event, the Company shall pay to
Executive's beneficiaries or his estate, as the case may be, any accrued Salary, the pro rata amount of the Performance Bonus determined in accordance with
Section 2(b) above, any vested deferred compensation (other than pension plan or Profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of the Company in which Executive is a participant to the full extent of Executive's rights under such plan, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively "Accrued Compensation"), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Executive's heirs to the benefits of any life insurance provided by the Company as act forth above.

          (b)  By Disability. If the Executive is prevented from properly
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performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 60 days in the aggregate in any 365-day period, then, to the extent permitted by law, the Company may terminate the Employment Period on the 60th day of such incapacity. In such event, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive the Salary and the pro rata amount of the Performance Bonus determined in accordance with Section 2(b) above until such time as Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company (but not more than 90 days following termination), but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant.

          (c)  By Resignation or By Company for Cause. If Executive's employment
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with the Company terminates due to his voluntary resignation or if the Company terminates Executive's employment due to Cause (as defined below), the Company shall pay Executive all Accrued Compensation less the pro rata amount of the Performance Bonus (which shall not be paid to Executive), but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Termination shall be for "Cause" in the event of the occurrence of any of the following: (i) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved, which conviction materially injures the Company; or (ii) Executive's commission of a material act of fraud or misappropriation of funds, whether prior to or subsequent to the date hereof, upon the Company; or (iii) gross negligence by Executive in the scope of Executive's services to the Company; or (iv) Executive's failure to follow the reasonable policies or directions of the Board of Directors of the Company; or (v) Executive's intentional breach of any material term of this Agreement; provided that in the event that any of the foregoing events is capable of being cured, the Company shall

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provide written notice to the Executive describing the nature of such event and the Executive shall thereafter have ten (10) business days to cure such event.

          (d)  By Company for Other Than Cause.  If the Company terminates
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Executive's employment with the Company for any reason other than Cause,
Executive shall be entitled to receive: (i) Accrued Compensation to the date of termination; (ii) continued payment by the Company of the lease payments on the Executive's car for twelve (12) months after the date of termination of employment (the "Termination Date"); (iii) severance compensation equal to Executive's Base Compensation, immediately prior to the termination, for twelve
(12) months after the Termination Date payable in accordance with the Company's normal payroll; (iv) payment of all costs which the Company would otherwise have incurred to maintain all of Executive's health and welfare, and retirement benefits (either on the same or substantially equivalent terms and conditions) if the Executive had continued to render services to the Company for twelve (12) months after the Termination Date. In addition, in the event of any termination of Executive's employment pursuant to this Section 3(d), any options currently or subsequently granted to Executive which have not then vested will continue to vest in accordance with their stated vesting schedule(s) during the twelve (12) month period after the date of termination and to be exercisable during such twelve (12) month period to the extent vested, including any options which would not otherwise have been exercisable during the first year after grant of such options. "Other than for Cause" shall include, but not be limited to the following: (i) without the Executive's express written consent, the assignment to the Executive of any duties or the reduction of the Executive's duties, either of which results in a significant diminution in the Executive's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities except as contemplated by Section 1(a) above; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction, other than a bonus reduction resulting from application of a bonus formula or plan on a basis that is consistent with prior practice; (iv) a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) the relocation of the Executive to a facility or a location more than 25 miles from the Executive's then present location, without the Executive's express written consent; provided, however, that this Section 3(d)(v) shall not apply if Executive is relocated to new headquarters of the Company if such relocation of the Company's headquarters is to a location no more than 50 miles from the Executive's current location; (vi) if, at the election of the Board of Directors, the Executive is no longer the Chairman of the Board; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors. If Executive resigns due to one of the above enumerated factors within three (3) months after the date of the occurance of one of the above enumerated factors, such resignation shall be deemed a termination by the Company for Other Than Cause and shall be governed by this Section 3(d).

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          (e)  No Duty to Mitigate. The Executive shall not be required to
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mitigate the amount of any payment contemplated by Section 3(d) (whether by seeking new employment or in any other manner).

     4.   Covenants Not to Compete or Solicit.
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          (a)  Non-Competition.  The Executive agrees that he will not, while
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employed by the Company and for a period of one (1) year following termination of such employment in the case of termination of Executive's employment by the Company for Other than for Cause, or for a period of two (2) years following termination of such employment in the case of a voluntary termination or a termination of Executive's employment by the Company for Cause, directly or indirectly (other than on behalf of the Company), without the prior written consent of the Company, engage in a Competitive Business Activity anywhere in the Restricted Territory. Engaging in a "Competitive Business Activity" shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity solely by reason of (i) owning 2% or less of the outstanding common stock of any corporation if such class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $250 million (or such lower number as may be agreed by the Company) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company. The term "Restricted Territory" shall mean each state of the United States, each province of Canada, and each other country in the world in which the Company, during the term of this non-competition provision, sells or markets its products and services or otherwise engages in business. Notwithstanding the foregoing, in the event that, prior to the termination of Executive's employment by the Company, the Company enters or actively plans to enter a new line of business which is materially competitive with the business of Challenger Systems, Inc. ("Challenger"), the Company and Executive shall in good faith negotiate the application of this non-competition
provision to Executive's ownership of stock in Challenger.   Executive shall,
during the term of this non-competition provision, if he continues to own stock of or otherwise to be affiliated with Challenger, provide the Board of Directors of the Company from time to time information regarding Challenger's business activities pertinent hereto.

          (b)  Non-Solicit of Employees.  The Executive agrees that he will not,
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while employed by the Company and for a period of two (2) years following termination of such employment:

               (i) directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or any of its subsidiaries; or

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               (ii) directly interfere in any manner with the contractual or employment relationship between the Company or any of its subsidiaries and any such employee of the Company or any of its subsidiaries.

               The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive.

          (c)  Non-Solicit of Customers with respect to Competitive Business
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Activity.  The Executive agrees that he will not, while employed by the Company
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and for a period of two (2) years following termination of such employment, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity.

          (d)  Severability. The scope of the geographic, time and subject
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matter restrictions set forth in this Section 4 are intended to conform to applicable law. If, however, a court determines that the scope of any such restriction exceeds what is permitted by law, then such restriction shall be limited or otherwise reformed as necessary to comply with and be enforceable under applicable law. If a court determines that any provision of this Section 4 is unenforceable and cannot be reformed, then such provision shall be deemed eliminated from this Section to the extent necessary to permit the remaining provisions of this Section to be enforced.

     5.   Confidential Information.
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          (a)  Company Information. Executive agrees at all times during the
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term of Executive's employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Executive understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of Executive's employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive's or of others who were under confidentiality obligations as to the item or items involved.

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          (b)  Former Employer Information. Executive agrees that Executive will
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not, during Executive's employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

          (c)  Third Party Information. Executive recognizes that the Company
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has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

     6.   Representations.  Executive has not entered into, and will not enter
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into, any oral or written agreement in conflict herewith.

     7.   Arbitration.  Executive and Company agree that any dispute or
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controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration of a single arbitrator to be held in Santa Clara, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay counsel fees and expenses.

     8.   General Provisions
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          (a)  Governing Law; Consent to Personal Jurisdiction. This Agreement
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will be governed by the laws of the State of California. Executive and Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed relating to this Agreement.

          (b)  Entire Agreement. This Agreement sets forth the entire agreement
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and understanding between the Company and Executive relating to the subject matter herein and merges all prior discussions between the parties. No modification of or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by both parties hereto. Any subsequent change or changes in Executive's duties, salary or compensation will not affect the validity or scope of this agreement.

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          (c)  Severability. If one or more of the provisions in this Agreement
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are deemed void by law, then the remaining provisions will continue in full force and effect.

          (d)  Successors.
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               (i)  Company's Successors. Any successor to the Company (whether
                    --------------------
direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers an appropriate assumption agreement or which becomes bound by the terms of this Agreement by operation of law.

               (ii) Executive's Successors. The terms of this Agreement and all
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rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

          (e)  Counterparts. This Agreement may be executed in counterparts,
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each of which shall be deemed an original, but all of which together will constitute one and the same instruments.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement of the Company by its duly authorized officer, as of the day and year first written above.


                                             ASHOK SANTHANAM, an individual


Date:    May 1, 1998                                /s/ [ILLEGIBLE]^^
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                                             INVENTA CORPORATION


Date:    May 1, 1998                         By:  /s/ [ILLEGIBLE]^^
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